Exhibit 10.5

Boston Scientific Corporation
Severance Pay and Layoff Notification Plan
As Amended and Restated
(Bridge Plan)

Effective as of August 1, 2013

Table of Contents

A	Introduction	1
B	Eligibility and Participation in the Plan	1
C	Source of Severance Benefits	1
D	Severance Benefits	1
	1. Conditions for Receiving Severance Benefits	1
	2. Layoff	2
	3. Release Agreement	3
	4. Severance Benefits	3
	5. Payment of Severance Benefits	5
	6. Death	6
	7. Reporting Obligations	6
	8. Benefits Not Vested; Limitation of Rights	7
	9. Expatriate Employees	7
	10. Coordination With Other Plans and Arrangements	7
	11. No Assignment of Benefits	7
E	Layoff Notification	8
	1. WARN Notice	8
	2. Notice in Other Circumstances; Pay in Lieu of Notice	8
	3. Employee Rights and Obligations During Notice Period	8
	4. Effect of Layoff on Annual Performance Incentive Plan Payment	8
F	Plan Administration	9
G	Claim and Appeal Procedures	9
H	Amendment and Termination of the Plan	10
I	Section 409A	10
J	Governing Law	10
K	Glossary	10

- i -

Boston Scientific Corporation
Severance Pay and Layoff Notification Plan
As Amended and Restated
(Bridge Plan)

A.	Introduction

This document is a complete restatement, effective August 1, 2013, of the Boston Scientific Corporation Severance Pay and Layoff Notification Plan, which was previously restated effective January 1, 2012 ("Plan"). This Plan, which is also known as the Bridge Plan, applies to eligible Employees who were hired or rehired by the Company prior to January 1, 2012 and receive Notice after December 31, 2011 and before January 1, 2014 (except as provided in Schedule B). For these Employees, this restated Plan serves as both the Plan's official document and its summary plan description, and it supersedes and replaces any Plan document, summary, or description previously provided with respect to the Plan. The Prior Plan continued to apply to eligible Employees who received Notice prior to January 1, 2012 and eligible Employees described in Schedule B.
The purpose of the Plan is to provide severance benefits to eligible Employees who lose their jobs with the Company involuntarily under the circumstances specified in the Plan. The Plan is also designed to meet the requirements of the federal law known as WARN for those Employees who are entitled to notice under WARN.
The Glossary in Section K defines the capitalized terms used in this Plan (or identifies for you where in this document to find a term's meaning). When you see a capitalized term, turn to the Glossary to find its meaning.

B.	Eligibility and Participation in the Plan

You are eligible to participate in the Plan if you are a Regular Employee hired or most recently rehired by the Company prior to January 1, 2012, and you did not receive Notice under the Prior Plan by December 31, 2011. If you are eligible, you automatically became a Plan participant on January 1, 2012.
Plan participation ends upon any of the following:

•	When you no longer meet the eligibility requirements to participate in the Plan;

•	When all Severance Benefits to which you are entitled have been paid;

•	When your employment ends for any reason other than a Layoff;

•	When a Plan amendment makes you ineligible for Plan participation; or

•	When the Plan terminates before you have received Notice.

C.	Source of Severance Benefits

The Company pays the entire cost of all Severance Benefits from its general assets.

D.	Severance Benefits

1.	Conditions for Receiving Severance Benefits

The Plan provides Severance Benefits only in the event of a Layoff. If your employment terminates due to a Layoff while you are a Plan participant, you will be entitled to receive Severance Benefits only if you satisfy all of the following conditions:

•	After December 31, 2011 and before January 1, 2014, you are given Notice that your employment will be involuntarily terminated due to a Layoff;

•
You remain employed by the Company and actively at work until the date determined by the Company to be your last day of work (for this purpose, you are considered to be actively at work during an Authorized Leave of Absence); and

•
You continue to honor all contractual obligations you may have to the Company, including, without limitation, any confidentiality and nondisclosure agreement and restrictions on post-employment activities.

In addition, to be entitled to receive Severance Pay under the Plan, you must sign a Release Agreement by the deadline specified in that document, and you must not validly revoke it within the Revocation Period. (Also, Outplacement Assistance will be subject to a specified dollar limitation if you do not timely sign, or if you timely revoke, a Release Agreement.)
To receive Severance Benefits, you must continue to satisfy all applicable conditions and eligibility requirements to the date you receive those benefits, and you must continue to honor all contractual obligations you may have to the Company, including, without limitation, any confidentiality and nondisclosure agreement and restrictions on post-employment activities. You must also comply with the reporting obligations described in Section D.7. If you fail to satisfy an applicable condition or eligibility requirement before all Severance Benefits have been provided to you, you will not be entitled to any Severance Benefits that have not yet been paid or otherwise provided. For example, if you receive Notice that your employment will terminate due to a Layoff but you terminate your employment before the date determined by the Company to be your last day of work, you will not be entitled to any Severance Benefits that have not been provided to you as of the date you terminate your employment. In addition, if within one year of your receipt of Severance Pay you violate any applicable restrictions on post-termination activities or any other contractual obligation you may have to the Company, you will have the repayment obligations described in Section D.8.

2.	Layoff

A Layoff is a termination by the Company of your employment with the Company that is either:

•
Due to an anticipated facility relocation or closing or a reduction in staffing levels, and you have not refused or otherwise failed to accept a Similar Position with the Company that remains available at the time of Notice; or

•	The result of an anticipated Transaction or Reorganization, and you are not provided an opportunity to be employed in a Similar Position with the acquiring or resulting entity.

For purposes of the Plan, if you are not a Field Employee, a new position will be considered a Similar Position if it results in no more than a 10% reduction in Base Salary and is located within 35 miles of your place of work as of the date you are offered the new position. If you are a Field Employee, a new position will be considered a Similar Position if it results in no more than a 10% reduction in Target Total Cash Compensation and is located within 35 miles of your place of work as of the date you are offered the new position.
Regardless of whether you receive Notice, your termination of employment will not be considered a Layoff, and you will not receive Severance Benefits, if your employment terminates for any reason other than a Layoff. For example, you will not be considered to have a Layoff, and, therefore, you will not receive Severance Benefits, if your employment terminates for any of the following reasons:

•	Voluntary Resignation;

•	Job abandonment;

•	Failure to timely return from an Authorized Leave of Absence;

•	Performance-related problems;

•	Misconduct or other "cause," as determined by the Company in its sole discretion;

•
You do not accept an offer of employment in a Similar Position from the Company that remains available at the time of Notice, or, in the event of a Transaction or Reorganization, you have an opportunity to be employed in a Similar Position by the acquiring or resulting entity; or

•
The Company, or an acquiring or resulting entity following a Transaction or Reorganization, offers you a Similar Position after you receive Notice but before your Termination Date. After your Termination Date, the offer of a Similar Position will not cause you to be considered not to have a Layoff or otherwise affect your eligibility for Severance Benefits. However, if you accept such an offer after your Termination Date, you will be required to repay a portion of your Severance Pay as provided in Section D.5.(b).

In addition, you will not be considered to have a Layoff if you accept an offer of employment in any position with the Company or any Affiliate or, in the event of a Transaction or Reorganization, with the acquiring or resulting entity.

3.	Release Agreement

Your receipt of Severance Pay (and certain Outplacement Assistance) under the Plan is conditioned on your execution of a Release Agreement. The Release Agreement will be a written document, in a form determined by the Company, that creates a binding agreement by you to release any claims that you have or may have against the Company (and certain related entities and individuals) that arise on or before the date you sign the Release Agreement, including without limitation, any claims under the ADEA.
If you are covered by the ADEA (or a similar state law), you will generally have a period of either 21 days or 45 days, as specified in the Release Agreement, to consider the Release Agreement before signing it, and you will be advised to consult an attorney before signing the Release Agreement. If you are covered by the ADEA (or a similar state law), you will also have the right to revoke the Release Agreement within the Revocation Period.
Although you may be given a copy of the Release Agreement before your Termination Date, you cannot sign it earlier than your Termination Date. The Plan Administrator reserves the right not to accept any Release Agreement signed before your Termination Date. If you do not sign the Release Agreement by the deadline set by the Plan Administrator, or, if applicable, you revoke the Release Agreement within the Revocation Period, you will not receive Severance Pay under the Plan. Except as expressly provided in Section D.4(b), your receipt of Other Severance Benefits will not be conditioned on your execution of the Release Agreement (so you may begin receiving those benefits before you have signed the Release Agreement and before the Revocation Period has expired).
If for any reason, you are provided Severance Pay and you either did not sign a Release Agreement or you timely revoked the Release Agreement, then you are required to reimburse the Company for the Severance Pay you received.

4.	Severance Benefits

If you satisfy all of the applicable conditions and eligibility requirements, you will become entitled to Severance Benefits, which consist of Severance Pay, Outplacement Assistance, and, if applicable, Subsidized COBRA Coverage.

(a)
Severance Pay. Severance Pay will be calculated, as shown in the table below, based on your position classification, Pay, and Years of Service. Your Severance Pay will be equal to a number of weeks of Pay, up to a maximum of 52 weeks, based on your position classification and Years of Service, subject to the applicable minimum for your position classification, as shown in the following table:

Position classification*	Weeks of Pay per Year of Service	Minimum number of weeks of Pay
Non-Exempt Positions	2 weeks per Year of Service	4 weeks
Exempt Positions below director level	4 weeks per Year of Service	8 weeks
Exempt Positions director level and above	4 weeks per Year of Service	26 weeks
Maximum of 52 weeks for all classifications.

(b)
Outplacement Assistance. Severance Benefits include Outplacement Assistance to help you in your transition. Outplacement Assistance will be provided through a third-party vendor selected by the Company. You will be given information about the Outplacement Assistance available to you when, or shortly after, you receive Notice. Subject to the terms of the particular Outplacement Assistance program available to you, Outplacement Assistance may become available to you shortly after you receive Notice. Basic Outplacement Assistance is not conditioned on signing a Release Agreement, so you may begin to access Outplacement Assistance before your Termination Date. However, if you do not timely sign, or if you timely revoke, a Release Agreement, your Outplacement Assistance will be limited to assistance having a cost to the Company of no more than $1,800. The Company, in its sole discretion, will determine the nature, level, terms and conditions, and duration of the Outplacement Assistance available under the Plan, which may vary by position classification and other factors. The Company will pay the cost of Outplacement Assistance directly to the vendor, and you will not be entitled to a cash payment or any other benefit in lieu of Outplacement Assistance under any circumstances.

(c)
Subsidized COBRA Coverage. Under the terms of the Company's benefit plans, health coverage (medical, dental, and vision) ends on your Termination Date, but you will have the opportunity to elect COBRA continuation coverage for you (and, if applicable, your covered dependents) under any of the Company's health plans that cover you as of your Termination Date. Normally, former employees who elect COBRA coverage must pay the full cost of that coverage (that is, both the employee and employer portions of the applicable cost). However, if you are entitled to Severance Benefits, and you (and, if applicable, your covered dependents) timely elect COBRA continuation coverage under any of those plans, then, as part of your Severance Benefits, the Company will subsidize the cost of the elected COBRA coverage for the number of months indicated on the chart below, up to a maximum of 12 months of Subsidized COBRA Coverage. For the applicable number of months indicated on the chart, you will be required to pay only the monthly contribution amount that then applies to active employees under the plan(s) and coverage option(s) applicable to you (and/or your dependent(s)). The Company will be responsible for the remaining cost of the COBRA coverage during that period. If your COBRA coverage ends before the total number months of Subsidized COBRA Coverage available to you, then your Subsidized COBRA Coverage will end when your COBRA coverage ends. If you wish to continue COBRA coverage longer than the total number of months of Subsidized COBRA Coverage available to you, then you will be required to pay the full monthly cost for

COBRA coverage in months after the subsidy ends. Please note that your eligibility for Subsidized COBRA Coverage depends on your initial and continued eligibility for, and your timely election of, COBRA continuation coverage under one or more of the Company's health plans. You will not be entitled to a cash payment or any other benefit in lieu of Subsidized COBRA Coverage under any circumstances.

The number of months of Subsidized COBRA available to you is determined, according to the chart below, by your position classification (determined in the same manner as for calculating Severance Pay) and your Years of Service:

Position classification	Months of Subsidized COBRA Coverage per Year of Service	Minimum number of months of Subsidized COBRA coverage
Non-exempt positions	1 month per Year of Service	1 month
Exempt positions below director level	1 month per Year of Service	2 months
Exempt positions director level and above	1 month per Year of Service	6 months
Maximum of 12 months for all classifications

5.	Payment of Severance Benefits

(a)
Time and Form of Payment for Severance Pay. Your Severance Pay will be paid in one lump sum payment within 30 days after your Revocation Period ends. Note that if you are not entitled by law to revoke the Release Agreement, your lump sum payment will be made within 30 days after the date you sign the Release Agreement.

(b)
Reemployment by the Company. If you are Reemployed by the Company or an Affiliate within 6 months after your Termination Date, then as a condition of that Reemployment, you will be required to repay to the Company a portion of your Severance Pay. The portion you will be required to repay will be a fraction of the total amount of Severance Pay you received. The denominator of the fraction will be 6, and the numerator will be 6 minus the number of months between your Termination Date and your Reemployment Date. For purposes of determining the number of months, a period of 15 days or more will be treated as a month, and a period of less than 15 days will be disregarded. For example, if your Termination Date is June 15 and you become Reemployed by the Company effective September 21 (3 months and 6 days after your Termination Date), you will be required to repay 3/6 of the total amount of Severance Pay you received. (The 6-day period after the third whole month is less than 15 days and is, therefore, disregarded.) If instead you become Reemployed on September 30 (3 months and 16 days after your Termination Date), you will be required to repay 2/6 of the total amount of Severance Pay you received. (The 15-day period after the third whole month counts as a month, so you would be considered Reemployed 4 months after your Termination Date.)

(c)
Deductions From Severance Pay. Applicable federal, state, and local income and employment taxes (and any other deductions required by applicable law) will be withheld from your Severance Pay. In addition, the Company reserves the right to deduct any of the following from your Severance Pay, to the extent permitted by applicable law:

•
Any amount you owe the Company or an Affiliate (for example, amounts owed for insurance plan premiums, borrowed vacation days, loans, relocation obligations, or unsubstantiated credit card charges and other non-reimbursable expenses).

•	For U.S. expatriates, an amount equal to any payments of severance required to be paid by law in any country other than the U.S. and tax equalization payments due to the Company or an Affiliate.

In addition, Severance Pay will be reduced for benefits payable under certain other plans and arrangements as provided in Section D.10.

(d)
Correction of Errors. The Plan Administrator reserves the right to correct any errors that may occur in administering the Plan, including, without limitation, the right to recover any Severance Benefits paid in excess of those due to you because of a mistake, incorrect information about your entitlement to Severance Benefits, your failure to notify the Plan Administrator or COBRA administrator of an event affecting your continued eligibility for COBRA coverage, or any other reason. The Plan Administrator may recover any excess Severance Benefits by reducing or suspending future Severance Benefits, requesting direct payment from you, withholding wages or any other monies owed to you (if permitted by applicable law), or by using any other appropriate legal means.

(e)
How Other Benefits Are Affected. Severance Benefits are not considered compensation for purposes of any qualified or nonqualified deferred compensation or retirement plan (which means, for example, that 401(k) plan deferrals cannot be taken from Severance Pay).

(f)
Limitation on Severance Pay. Notwithstanding anything to the contrary in this Plan, your total Severance Pay will not exceed an amount that is twice the dollar limitation in effect under Code section 401(a)(17) for the calendar year immediately preceding the calendar year in which you separate from service with the Company and all Affiliates. For 2013, that dollar limitation is $255,000.

6.	Death

If you die after you are given Notice of Layoff but before all of your Severance Benefits have been paid or provided, the Severance Pay that would have been payable to you under the Plan will be payable to your estate, and your eligible covered dependents (if any) will be eligible for Subsidized COBRA Coverage to the same extent as if you had not died, subject to any conditions that would have applied to you under the Plan, including the timely execution of a Release Agreement by the authorized representative of your estate.

7.	Reporting Obligations

Employees who receive Severance Benefits are expected to report benefit coverage (for example, from new employment) or other events that may affect eligibility for Severance Benefits. The

Plan Administrator may condition your continued eligibility for Severance Benefits on your compliance with this reporting obligation, including your full and prompt response to requests for information.

8.	Benefits Not Vested; Limitation of Rights

The Plan does not give any Employee a nonforfeitable or vested right to Severance Benefits. The Plan Administrator may discontinue benefits otherwise payable to you if you do not abide by the conditions specified in the Plan or the Release Agreement. In addition, for the one-year period following your receipt of a lump sum payment of Severance Pay under the Plan, your Severance Pay will be subject to an equitable lien by agreement, and the Plan Administrator will have the right to require you to repay the full amount of your Severance Pay to the Company if, within that one-year period, (1) you violate any applicable restriction on post-termination activities or other contractual obligation you may have to the Company, or (2) facts are disclosed or discovered that would have constituted “cause” for termination, as determined by the Plan Administrator in its sole discretion. You must make the repayment to the Company within 30 calendar days of receiving written notice from the Plan Administrator demanding the repayment.
Neither the establishment of the Plan, nor any amendment of it, will be construed as giving any Employee or other person any legal or equitable right against the Company, and this Plan does not modify or in any way affect the terms of employment or service of any Employee. Nothing contained in the Plan, nor any action taken under it, will be construed as a contract of employment or as giving any Employee any right to continued employment with the Company.

9.	Expatriate Employees

This Plan applies to Employees on expatriate assignments. If, while you are on an expatriate assignment, the Company notifies you in writing that, following your expatriate assignment, you will not be offered a job with the Company or an Affiliate in the United States that results in no more than a 10% reduction in pay, that notification will be treated as Notice for purposes of this Plan, unless the reason for the Company's decision not to offer you a job in the United States is a reason that would disqualify you from eligibility for Severance Benefits under this Plan.

10.	Coordination With Other Plans and Arrangements

If you have a change in control agreement, employment agreement, or any similar arrangement with the Company or an Affiliate, any Severance Benefits payable to you under this Plan will be reduced by the amount of payments or benefits that you are or will be entitled to receive under that agreement or arrangement in connection with the termination of your employment, regardless of whether that other agreement or arrangement expressly refers to this Plan. Similarly, any Severance Pay payable to you under this Plan will be reduced by the amount of any payments that you are or will become entitled to receive under any Company or Affiliate plan designed as full or partial income replacement, including, but not limited to, payments under the Boston Scientific Corporation Executive Retirement Plan or under any of the Company's or Affiliates' short-term disability, long-term disability, or workers' compensation plans or coverages. Also, you will not be entitled to Other Severance Benefits in connection with a Layoff if you are also entitled to benefits under the Boston Scientific Corporation Executive Retirement Plan. In addition, any Severance Benefits payable to you under this Plan will be reduced by any and all other benefits or payments prescribed under any applicable law or regulation requiring severance benefits or payments. Any reduction under this Section D.10. will be effective on the day after your Termination Date.

11.	No Assignment of Benefits

You may not, in any manner, sell, pledge, transfer, assign, encumber, or otherwise dispose of any of your Severance Benefits before they are paid to you. Any attempt to do so will be void.

E.	Layoff Notification

1.	WARN Notice

When a Layoff results in a facility closing or relocation, or a significant reduction in staffing levels over a 30-day period of time through involuntary termination, and the Layoff requires advance notice under WARN, affected Employees will receive at least 60 days Notice. The Company will determine whether a Layoff requires advance notice under WARN and, if so, the appropriate notification period.

2.	Notice in Other Circumstances; Pay in Lieu of Notice

If the Company determines that a Layoff will not require advance notice under WARN, the Company will generally provide affected Employees with at least 30 days advance Notice. If for any reason the Company does not provide you with at least 30 days' Notice, your Severance Pay will be increased by the Pay that otherwise would have been due to you for the period from your Termination Date to the end of the 30-day period that begins on the date Notice is given. Notwithstanding the preceding sentence, the Company will not be obligated to provide 30 days' advance Notice or additional Severance Pay in the event of a Layoff due to a Transaction.

3.	Employee Rights and Obligations During Notice Period

At the time the Company provides you Notice, or at any later time, the Company may notify you that you are no longer required to report for active work. In that event, the Company reserves the right to change that determination and require you to report to active work during the Notice period. Even if you are not required to report to active work during your Notice period, the Company will continue to pay you your Base Salary, and will continue your benefits to the extent permitted by, and in accordance with, the applicable governing plan documents, until the end of the Notice period. As a condition of continued employment and continued eligibility for Severance Benefits, you may not be employed by another employer during the Notice period, except to the extent that the Company approved the other employment in writing before giving you Notice. Base salary continued during the Notice period (maximum of 60 days from the date of the Notice) will be paid in accordance with the Company's then current payroll cycle.

4.	Effect of Layoff on Annual Bonus Plan Payment

Generally, Employees are not entitled to a bonus payment under the Company's Annual Bonus Plan for a calendar year if they terminate employment with the Company and Affiliates before the payment date for that bonus (which occurs by March 15th of the following year). If you terminate employment due to a Layoff during a calendar year, you are not entitled to any bonus under the Annual Bonus Plan for that calendar year, except that if your Termination Date occurs on or after October 1 of a calendar year and you were employed in a Bonus Eligible Position for at least 9 months in the calendar year, you will be entitled to a prorated bonus for that calendar year. Notwithstanding the preceding sentence, if you receive Notice of Layoff on or after August 1, 2012 and prior to January 1, 2014, you will be entitled to a prorated bonus for a calendar year if your Termination Date occurs on or after July 1 of that calendar year and you were employed in a Bonus Eligible Position for at least 6 months in the calendar year. The prorated bonus will be calculated by multiplying the amount of the bonus you would have received for the calendar year had you remained employed by the Company until the bonus payment date (or, if less, the target bonus) times a fraction, the denominator of which is the number of days in the calendar year, and the numerator of which is the number of days in which you were an Employee in a Bonus Eligible Position during the calendar year. The prorated bonus will be paid to you on the same day that bonuses for the calendar year are paid under the Annual Bonus Plan to active Employees.

F.	Plan Administration

The Plan Administrator administers the Plan and is a named fiduciary of the Plan under ERISA. The Plan Administrator has the discretionary authority to construe and interpret all Plan provisions and to decide all issues arising under the Plan, including issues of eligibility, coverage, and benefits. Any determination by the Plan Administrator will be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. The Plan Administrator's discretionary authority includes the discretion to determine whether and when to enforce or exercise any terms or rights under the Plan. The Plan Administrator's failure to enforce any provision of this Plan does not affect its right later to enforce that provision or any other Plan provision. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibilities under the Plan to others.

G.	Claim and Appeal Procedures

If you (or your beneficiary) believe that you are entitled to a benefit that has not been provided or to a greater or different benefit than has been provided, or if you disagree with any other action taken by the Plan Administrator, you (or your beneficiary) may file a claim by writing to the Plan Administrator. The Plan Administrator will notify you of its decision on your claim within 90 days after you file it. If special circumstances require extension of the 90-day period, the Plan Administrator may extend the period for up to an additional 90 days by notifying you, in writing, of the extension, the reason for it, and the date by which the Plan Administrator expects to render a decision. If your claim is denied, in whole or in part, the Plan Administrator will notify you in writing, and the notice will include the following:

•	the specific reason(s) for denying the claim,

•	specific reference to the Plan provision(s) on which the denial is based,

•	a description of any additional material or information that you may need to provide with respect to the claim, with an explanation of why the material or information is necessary, and

•	an explanation of your right to appeal the claim denial under the Plan's review procedures and your right to bring a civil court action following any further denial of your claim on review.

If your claim is denied, in whole or in part, you may appeal to the Plan Administrator for a review of the denial. For these purposes, you may consider your claim to have been denied if the Plan Administrator does not respond to your claim within 90 days after receiving it. The following rules apply to your right of appeal:

•
You or your duly authorized representative must file a written request for review with the Plan Administrator within 60 days after you receive the Plan Administrator's written denial of your claim or within 150 days after the Plan Administrator received the request if you have not received a written response.

•	Your written request must be signed by you or your authorized representative.

•	Upon reasonable request and free of charge, you may review, or obtain copies of, records, documents, and other information in the Plan Administrator's possession relevant to your claim.

•	You may also submit issues, arguments, and other comments in writing to the Plan Administrator, along with any documentary evidence in support of your claim.

•	You may have representation throughout the appeal procedure.

In its review of your claim, the Plan Administrator will take into account all comments, documents, records and other information you submit, regardless of whether the information was submitted or considered in the initial claim decision. The Plan Administrator will give you its decision, in writing, within 60 days after it receives your written request for review. If special circumstances require extension of the 60-day period, the Plan Administrator may extend the period for an additional 60 days by notifying you, in writing, of the extension, the reason for it, and the date by which you can expect a decision.

If the Plan Administrator again denies your claim, in whole or in part, it will notify you, in writing, and the notice will include the following:

•	the specific reason(s) for the denial,

•	specific references to the Plan provision(s) on which the denial is based,

•
a description of your right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information in the Plan Administrator's possession relevant to your claim, and

•	an explanation of your right to bring a civil court action under Section 502(a) of ERISA.

H.	Amendment and Termination of the Plan

Boston Scientific Corporation, as Plan sponsor, reserves the right to terminate or amend the Plan, in whole or in part, at any time in its sole discretion, by action of its duly authorized officer.
The Plan is a transitional plan that will remain in effect only until all Severance Benefits due have been provided to those eligible Employees who receive Notice after January 1, 2012, and before January 1, 2014. The Plan will automatically terminate once all of those Severance Benefit obligations have been satisfied.

I.	Section 409A

Code section 409A is a federal tax law governing deferred compensation. To the fullest extent possible, Severance Benefits payable under the Plan are intended to be exempt from Code section 409A's definition of "deferred compensation" under one or more exemptions available under the final Treasury regulations interpreting Code section 409A. To the extent that any such amount or benefit becomes subject to Code section 409A, the Plan is intended to comply with the applicable requirements of Code section 409A with respect to those amounts or benefits, so as to avoid the imposition of taxes and penalties. The Plan will be interpreted and administered, to the extent possible, consistent with this statement of intent.
Under Code section 409A, special payment standards apply to Specified Employees of publicly traded companies. Notwithstanding anything to the contrary in this Plan, in the event that any portion of the Severance Benefits due to an Employee constitutes deferred compensation subject to Code section 409A, and the Employee is a Specified Employee as of his or her Termination Date, then payment of that portion of the Severance Benefits will be delayed until the first business day following the date that is six (6) calendar months after the Employee's Termination Date (or, if earlier, the date of the Employee's death following his or her termination of employment).

J.	Governing Law

The Plan will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, to the extent not preempted by ERISA or other federal law.

K.	Glossary

When used in this document, the following words and terms have the following meanings, unless the context clearly indicates a different meaning.
ADEA means the federal Age Discrimination in Employment Act, as amended.
Affiliate means any corporation, trust, partnership, or any other entity that is considered to be a single employer with the Company under Code sections 414(b), (c), (m), or (o), such as a wholly-owned (or at least 80%-owned) subsidiary of Boston Scientific Corporation.

Annual Bonus Plan means, for any calendar year, the applicable Boston Scientific Corporation Annual Bonus Plan.
Authorized Leave of Absence means a leave of absence granted by the Company in accordance with its established personnel policies.
Base Salary means your regular established rate of pay, not including overtime, shift differential, bonuses (such as the Annual Bonus Plan award), incentives, commissions, or any element of compensation other than base salary or base wages. For a full-time Regular Employee, your weekly Base Salary is your annual Base Salary divided by 52. For a part-time Regular Employee, your weekly Base Salary is your regular straight time hourly rate of pay (excluding any shift differential) multiplied the average number of hours per week (not exceeding 40) that you worked during the 12 months (or, if less, your most recent period of employment as a part-time Regular Employee) immediately preceding your Termination Date.
Board means the board of directors of Boston Scientific Corporation.
Bonus Eligible Position means a position eligible for participation in the Annual Bonus Plan.
COBRA means the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
Code means the Internal Revenue Code of 1986, as amended, and its interpretive regulations.
Company means Boston Scientific Corporation and those of its domestic participating Affiliates identified on the attached Schedule A, as it may be amended and updated from time to time.
Employee means an individual who is employed by the Company on its United States payroll (not including any payroll in Puerto Rico) and is classified by the Company as a common law employee who receives regular and stated compensation (other than a retainer or a pension) initially reported on a federal wage and tax statement (Form W-2). An Employee does not include any worker who is classified by the Company as an independent contractor or leased worker (employed and paid by an unaffiliated third-party agency), even if the worker is later deemed by a court, arbitrator, or governmental agency to be a common law employee of the Company or an Affiliate.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its interpretive rules and regulations.
Exempt Position is a position that the Company has determined to be exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938, as amended (FLSA).
Field Employee means an Employee who participates in a field commission plan, typically in lieu of the Annual Bonus Plan (e.g., receives territory, regional, area, or national commissions).
Human Resources Department means the human resources department of Boston Scientific Corporation.
Layoff is defined in Section D.2.
Non-Exempt Position means a position that the Company has determined to be covered by (that is, not exempt from) the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938, as amended (FLSA).

Notice is a written notification that your employment with the Company will be involuntarily terminated due to a Layoff. Except as provided in Section D.9 (regarding expatriate Employees), a notification of termination of employment is not Notice unless it is in writing and specifies (1) a projected Termination Date, or (2) a time period within which your Termination Date is anticipated to occur.
Other Severance Benefits means Outplacement Assistance and Subsidized COBRA Coverage.
Outplacement Assistance is defined and described in paragraph (b) of Section D.4.
Pay means, if you are not a Field Employee, your weekly Base Salary at the rate in effect on your Termination Date. If you are a Field Employee, Pay means the sum of (1) your weekly Base Salary at the rate in effect on your Termination Date, plus (2) your weekly commissions. For this purpose, your weekly commissions will be determined by multiplying 12 times the average monthly commissions actually paid to you during the 12 months (or, if less, your most recent period of employment as a Field Employee) immediately preceding the date of your Notice, and then dividing that product by 52.
Plan or Bridge Plan means the Boston Scientific Corporation Severance Pay and Layoff Notification Plan, as Amended and Restated (Bridge Plan), as set forth in this document and as amended from time to time.
Plan Administrator means Boston Scientific Corporation or the person or committee appointed by the Board or its designee to supervise the administration of the Plan.
Prior Plan means the Boston Scientific Severance Pay and Layoff Notification Plan, as amended and restated effective as of August 1, 2008, as in effect immediately prior to January 1, 2012.
Reemployment or Reemployed means that, after your Termination Date, you are rehired by the Company or an Affiliate as a Regular Employee or as a defined-term employee or you are otherwise engaged by the Company or an Affiliate as an independent contractor or consultant, unless you are engaged through a contract with a bona fide third party entity that provides consulting services to other companies and that arrangement is approved in advance by the Plan Administrator.
Regular Employee means an Employee who is classified by the Company as a regular full-time or regular part-time Employee and who is not any of the following:

•	classified by the Company as an intern, summer student, co-op employee, or similar short-term employee; or

•
classified by the Company as a consultant, temporary or defined-term employee (such as temporary fellowship program employees), or similar category of limited-term employment, regardless of their work schedule or number of hours worked.

If you would be a Regular Employee but for your being on an Authorized Leave of Absence, then for purposes of the Plan you will continue to be a Regular Employee during your Authorized Leave of Absence.
Release Agreement is defined in Section D.3. Your Release Agreement is part of, and subject to the terms and conditions of, the Plan.
Reorganization means any form of corporate reorganization.
Revocation Period means the period of time, if any, during which you may revoke the Release Agreement. If you are covered by the ADEA (or a similar state law), the Revocation Period will be specified in the Release Agreement and will be 7 days (or such longer period as may be required by applicable state law) from the date you sign the Release Agreement. You do not have a Revocation Period if you are not covered by the ADEA (for example, because you are under age 40) or a similar state law that provides you a revocation right.
Severance Benefits are defined and described in Section D.4.
Severance Pay is defined and described in paragraph (a) of Section D.4.
Similar Position is defined in Section D.2.
Specified Employee has the meaning given in Code Section 409A(a)(2)(b)(i). (It basically means as one of the 50 highest paid officers of the Company.) The determination of which individuals are Specified Employees will be made in accordance with the rules and practices, consistent with Code Section 409A, established from time to time by the Board, or its designee, in its discretion.
Subsidized COBRA Coverage is defined and described in paragraph (c) of Section D.4.
Termination Date means the date the employer-employee relationship ends between you and the Company and all Affiliates.
Target Total Cash Compensation means, with respect to a Field Employee, Base Salary and target field commission plan.
Transaction means a sale or merger of all or a significant part of the Company's business or assets or an acquisition of the Company.
WARN means the federal Worker Adjustment and Retraining Notification Act, as amended.
Year of Service means each complete 12‑consecutive‑month period, beginning on the date you were most recently hired by the Company, during which you were continuously a Regular Employee of the Company or an Affiliate. In addition, for a partial year of service after the first full year, you will be credited with either (1) a Year of Service, if you have completed 6 or more full months of service between your most recent service anniversary and your Termination Date, or (2) 50% of a Year of Service if you have completed fewer than 6 full months of service between your most recent service anniversary and your Termination Date. If you most recently became an Employee through the Company's acquisition of another entity, your Years of Service will be calculated from your date of hire by the acquired entity (as reflected in the acquired entity's records).

This restatement of the Boston Scientific Corporation Severance Pay and Layoff Notification Plan as Amended and Restated (Bridge Plan), effective as of August 1, 2013, is executed by the authorized representative of the Company on this 29th day of July, 2013.

BOSTON SCIENTIFIC CORPORATION

By:/s/ Wendy Carruthers_____________
Wendy Carruthers
Senior Vice President, Human Resources

SCHEDULE A
Boston Scientific Corporation Domestic Participating Entities
Updated as of August 1, 2013

Name of Company	Domestic Jurisdiction
Asthmatx, Inc.	Delaware
Atritech, Inc.	Delaware
Boston Scientific Foundation, Inc.	Massachusetts
Boston Scientific Funding LLC	Delaware
Boston Scientific Miami Corporation	Florida
Boston Scientific Neuromodulation Corporation	Delaware
Boston Scientific Scimed, Inc.	Minnesota
Boston Scientific Wayne Corporation	New Jersey
Bridgepoint Medical, Inc.	Minnesota
CAM Acquisition Corp.	Delaware
Cameron Health, Inc.	California
Cardiac Pacemakers, Inc.	Minnesota
Corvita Corporation	Florida
CryoCor, Inc.	Delaware
DCI Merger Corp.	Delaware
EndoVascular Technologies, Inc.	Delaware
ENTERIC MEDICAL TECHNOLOGIES, INC.	Delaware
EP Technologies, Inc.	Delaware
GCI Acquisition Corp.	Delaware
Guidant Delaware Holding Corporation	Delaware
Guidant Holdings, Inc.	Indiana
Guidant Intercontinental Corporation	Indiana
Guidant LLC	Indiana
Guidant Sales LLC	Indiana
Intelect Medical, Inc.	Delaware
Precision Vascular Systems, Inc.	Utah
Remon Medical Technologies, Inc.	Delaware
Revascular Therapeutics, Inc.	Delaware
Rhythmia Medical, Inc.	Massachusetts
RMI Acquisition Corp.	California
Sadra Medical, Inc.	Delaware
Stream Enterprises LLC	Delaware
Vessix Vascular, Inc.	California

SCHEDULE B

Description of Additional Employees Covered by Prior Plan

The Prior Plan will continue to apply to Acquired Asthmatx Employees without regard to their date of Notice. For purposes of this Schedule B, "Acquired Asthmatx Employees" means Regular Employees of Asthmatx, Inc. who became Employees of the Company as a result of, or within one year after, Boston Scientific Corporation's acquisition of Asthmatx, Inc.